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Exhibit 3.18

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 03/04/1999 991085485—3012687

CERTIFICATE OF INCORPORATION

OF

MERGECO, INC.

        The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 9 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known identified and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

        FIRST:    The name of the corporation (hereinafter the "Corporation") is:

    MERGECO, Inc.

        SECOND:    The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle; state of Delaware, zip code 19805 and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

        THIRD:    The nature of the business and of the purposes to be conducted and promoted by the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        FOURTH:    The total number of shares of shares of stock which the Corporation shall have authority to issue is Five Million (5,000,000). The par value of each such share is $0.001. All such shares are of one class and are shares of Common Stock.

        FIFTH:    The name and mailing address of the incorporator are as follows:

    Matthew G. Colvin
    3033 Science Park Road
    San Diego, California 92121

        SIXTH:    The Corporation is to have perpetual existence.

        SEVENTH:    The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

        EIGHTH:    The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

        NINTH:    From time to time any of the provisions of this certificate of incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this article NINTH.

Signed on March 4, 1999	/s/ MATTHEW G. COLVIN Matthew G. Colvin Incorporator

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 10/15/2002 020638971—3012687

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

MERGECO, INC.

        MergeCo, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware which was incorporated on March 4, 1999, does hereby certify:

          First: That the Board of Directors of the Corporation declared an amendment to the Corporation's Certificate of Incorporation (the "Certificate"), advisable and approved a resolution to amend and replace Article First of the Certificate to read as follows:

            FIRST: "The name of the corporation (hereinafter the "Corporation") is Datacentric Automation Corporation"

          Second: That the Board of Directors of the Corporation declared an amendment to the Certificate advisable and approved a resolution to amend and replace Article Fourth of the Certificate to read as follows:

            FOURTH: "This Corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is Ten Million (10,000,000), each having a par value of one-tenth of one cent ($0.001).

          Third: that said amendments were duly adopted by the Corporations Sole Stockholder in accordance with the provisions of Title 3, Section 242 of the General Corporation Law of the State of Delaware.

          Fourth: that said amendments shall be effective for accounting purposes only as of September 17, 2002,

        In Witness Whereof, MergeCo, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer, as of the 15th day of October, 2002.

MergeCo, Inc.
/s/ CHERYL L. BARR Name: Cheryl L. Barr Secretary

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  Exhibit 3.18
CERTIFICATE OF INCORPORATION OF MERGECO, INC.
CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF MERGECO, INC.